EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact for HomeTrust Bancshares, Inc.:	Dana L. Stonestreet
President and Chief Executive Officer
(828) 259-3939

Contact for Jefferson Bancshares, Inc.:	Anderson L. Smith
President and Chief Executive Officer
(423) 586-8421

HOMETRUST BANCSHARES, INC. AND JEFFERSON BANCSHARES, INC.
ANNOUNCE
SHAREHOLDER AND REGULATORY APPROVAL OF
MERGER WITH HOMETRUST BANCSHARES, INC.

Asheville, North Carolina and Morristown, Tennessee, May 27, 2014 — HomeTrust Bancshares, Inc. (Nasdaq: HTBI) and Jefferson Bancshares, Inc. (Nasdaq: JFBI) announced jointly today that Jefferson Bancshares’ shareholders have overwhelmingly approved the previously announced merger of the Company with and into HomeTrust Bancshares, Inc. In addition, HomeTrust Bancshares has received all regulatory approvals required for the completion of the merger. The merger is expected to become effective as of May 31, 2014, subject to the satisfaction of customary closing conditions. Based on a May 31, 2014 effective date, each shareholder of the Company will receive merger consideration consisting of $4.00 in cash and .2661 shares of HomeTrust Bancshares common stock for each share of Company common stock owned as of the effective date.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.6 billion in assets as of March 31, 2014, the community-oriented financial institution offers traditional financial services within its local communities through its 22 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina.

About Jefferson Bancshares, Inc.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.” More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

Forward-Looking Statements

This news release contains certain forward-looking statements about the proposed merger of the Company and HomeTrust Bancshares. These statements include statements regarding the anticipated effective date of the transaction. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger and other risks and uncertainties disclosed from time to time in documents that the Company and HomeTrust Bancshares file with the Securities and Exchange Commission. For any forward-looking statements made in this press release or in any documents, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.